                                                              FILE NO. 333-57740

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                        THE GENERAL CHEMICAL GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          2812                         02-0423437
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)
         ORGANIZATION)

                              -------------------

                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                1 (603) 929-2606
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------
                        TODD M. DUCHENE, ESQ., SECRETARY
                        THE GENERAL CHEMICAL GROUP INC.
                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                1 (603) 926-2606
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENTS FOR SERVICE)
                              -------------------
                                    COPY TO:
                           E. RAMAN BET-MANSOUR, ESQ.
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                1 (212) 909-6000
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [x] Registration No. 333-57740

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                              PROPOSED         PROPOSED
                                                AMOUNT        MAXIMUM          MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF               TO BE       OFFER PRICE       AGGREGATE       REGISTRATION
        SECURITIES TO BE REGISTERED           REGISTERED     PER UNIT       OFFERING PRICE        FEE
-------------------------------------------------------------------------------------------------------------
Rights to Purchase Common Stock(1).........   16,129,033       $   0         $         0         $    0
-------------------------------------------------------------------------------------------------------------
Common Stock................................  16,129,033       $0.62         $10,000,000         $2,500
=============================================================================================================


(1) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.


                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Prospectus

                            [General Chemical Logo]


                                RIGHTS OFFERING
                      OF 16,129,033 SHARES OF COMMON STOCK
                               AT $0.62 PER SHARE



 If you held our common stock on April 16, 2001, The General Chemical Group Inc. has granted you rights to purchase additional shares of common stock for a subscription price of $0.62 per share. You have been granted 0.77 rights for every share of common stock you held of record on that date. Each whole right entitles you to purchase one share of common stock for $0.62. This is your 'basic subscription privilege.'


 We will not issue fractional rights or fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you has been rounded up to the nearest whole right.

 The rights expire on May 11, 2001 at 5 p.m., New York City time. We have the option of extending the expiration date.

 If you fully exercise your rights and other shareholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis. This is your 'oversubscription privilege.'


 Our common stock is traded on the New York Stock Exchange under the symbol 'GCG'. On April 16, 2001, the last reported sale price for the common stock was approximately $0.78 per share. We do not, however, currently meet the NYSE's continued listing criteria. If we continue to fail to meet these criteria in the future, we may be delisted or we may elect to transfer our listing to another national securities exchange or quotation system.


 You may transfer your rights to your immediate family members or entities wholly-owned or controlled by you. Otherwise, the rights are non-transferable.

 We will use all net cash proceeds from this offering to pay costs related to the idling of our synthetic soda ash production capacity in Amherstburg, Ontario and for other general corporate purposes.

 We are also granting rights to purchase additional shares of our Class B common stock to the record holders of our Class B common stock at the same subscription ratio and subscription price as applies to our common stock. All of our Class B common stock is beneficially owned by Paul M. Montrone, the Chairman of our Board of Directors, and Montrone family trusts. Mr. Montrone and his family trusts beneficially own 47% of our outstanding common stock and Class B common stock, and these shares represent 80.4% of the voting power of all of our stock.

 Paul Montrone has assured us that we will receive $10 million of proceeds from this offering by committing PMM GCG Investment LLC, a company wholly owned and controlled by Mr. Montrone and his family trusts, to fully exercise all of the rights granted to Mr. Montrone and his family trusts pursuant to the basic subscription privilege and to exercise their oversubscription privileges in full. PMM GCG Investment LLC has indicated that, if our other shareholders exercise their oversubscription privileges, it may reduce the number of shares it purchases through the oversubscription privileges in order to allow our other shareholders to purchase a larger number of shares.

                              -------------------
INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 14.

=============================================================================================================
                                                              SUBSCRIPTION   DISCOUNTS AND     PROCEEDS TO
                                                                 PRICE        COMMISSIONS     THE COMPANY(1)
-------------------------------------------------------------------------------------------------------------
Per Share Total.............................................     $0.62           None          $10,000,000
-------------------------------------------------------------------------------------------------------------
Total.......................................................     $0.62           None          $10,000,000
=============================================================================================================


(1) Includes proceeds from exercise of subscription rights granted to record holders of Class B common stock.

                Subscription Agent:                                 Information Agent:
                 Mellon Bank, N.A.                             Mellon Investor Services LLC
         c/o Mellon Investor Services LLC                             44 Wall Street
                85 Challenger Road                                       7th Floor
                  Overpeck Center                                   New York, NY 10005
             Ridgefield Park, NJ 07660                    Telephone: 1 (888) 232-7873 (toll free)


                 The date of this Prospectus is April 17, 2001.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS RIGHTS OFFERING IS NOT BEING MADE, NOR WILL THE GENERAL CHEMICAL GROUP INC. ACCEPT SUBSCRIPTIONS FOR COMMON SHARES FROM ANY PERSON, IN ANY JURISDICTION IN WHICH THIS RIGHTS OFFERING OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR 'BLUE SKY' LAWS OF SUCH JURISDICTION.

                      TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   14
The Rights Offering.........................................   21
Use Of Proceeds.............................................   31
Determination of Subscription Price.........................   31
Price Range of Common Stock and Dividend Policy.............   31
Capitalization..............................................   33
Certain Federal Income Tax Considerations...................   34
Plan of Distribution........................................   35
Legal Matters...............................................   35
Experts.....................................................   35
Where You Can Find More Information.........................   36

                                 --------------

    We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the rights and the shares of our common stock to be issued upon the exercise of the rights. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Please see 'Where You Can Find More Information'.


    We will provide promptly without charge to you, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed as follows:

                          The General Chemical Group Inc.
                                  Liberty Lane
                          Hampton, New Hampshire 03842
                          Telephone: 1 (603) 929-2606
                         Attention: Corporate Secretary

    You should request any such information at least five business days in advance of the date on which you expect to make your decision with respect to this offer. In any event, you must request such information on or prior to May 4, 2001.

                               PROSPECTUS SUMMARY

    This summary highlights some of the information in this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. Therefore, we urge you to read the entire prospectus carefully.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHT?


    Rights give our shareholders the privilege to purchase additional shares of our common stock for $0.62 per share. On April 16, 2001, the last reported sales price for our common stock on the New York Stock Exchange was approximately $0.78 per share.



    We have granted our shareholders of record as of 5:00 p.m. on April 16, 2001, 0.77 rights for every share of common stock owned by them at that time. Each whole right entitles its holder to purchase one share of common stock for $0.62.


WILL I RECEIVE FRACTIONAL RIGHTS OR SHARES?


    We are not issuing fractional rights or shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you has been rounded up to the nearest whole right. For example, if you were the record holder of one share of common stock, you are receiving one whole right.


WHY IS THE GENERAL CHEMICAL GROUP INC. OFFERING THE RIGHTS?

    We are offering the rights to raise equity capital, because, among other reasons, our credit agreement requires that we raise $10 million of equity capital. We have determined that this rights offering is the most appropriate means of raising this capital because (1) Paul M. Montrone, our controlling shareholder and the Chairman of our Board, has agreed to invest up to $10 million of equity in our company, and (2) a rights offering affords our existing shareholders a preferential opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in our company.

    We will use the net proceeds of this offering to pay costs related to the idling of our synthetic soda ash production capacity at our Amherstburg, Ontario facility and for other general corporate purposes.

HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

    Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

HOW SOON MUST SHAREHOLDERS ACT?

    The rights expire on May 11, 2001, at 5:00 p.m., New York City time. The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we do not intend to do so.

MAY I TRANSFER MY RIGHTS?

    Generally, no. The rights may be exercised only by the person to whom they are granted. However, you may transfer your rights to immediate family members or to entities wholly owned or controlled by you. For information on the persons to whom you can transfer your rights, as well as how the rights can be transferred, see 'The Rights Offering -- Transferability of Rights'.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?


    You may purchase one newly-issued share of common stock for every whole right you receive at the subscription price of $0.62 per share. This is your 'basic subscription privilege.'


WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?


    If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe to additional shares of our common stock at the same subscription price of $0.62 per share that applies to your basic subscription privilege.


WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE?

    We will be able to satisfy your exercise of the oversubscription privilege only if other shareholders do not elect to purchase all of the shares offered under their basic subscription privilege. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the basic subscription privilege.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

    No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

WHAT WILL HAPPEN IF I DO NOT EXERCISE MY RIGHTS?

    If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our common stock will decline following the rights offering. In addition, because the subscription price represents a discount from the prevailing market price of our common stock, shareholders who do not exercise their subscription rights will experience dilution of their economic interest in our company.

MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS AFTER I SEND IN THE REQUIRED FORMS?

    No. All exercises of rights are irrevocable.

CAN YOU CANCEL THE RIGHTS OFFERING? WILL MY MONEY BE RETURNED IF THE RIGHTS OFFERING IS CANCELLED?

    We can cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

    If you hold your shares of our stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder of your shares must exercise the rights on your behalf for the shares you wish to purchase. Therefore, if you wish to participate in this offering and purchase new shares, please promptly contact the record holder of your shares.

    We will ask your broker, dealer or other nominee to notify you of the rights offering. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled 'Beneficial Owner Election Form.' You should receive this form from your record holder with the other rights offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

    We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a bank, broker or other nominee holder of your shares, you are responsible for paying any fees that person may charge.

HOW DO I EXERCISE MY RIGHTS? WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE SHARES?

    As a record holder of our common stock on April 16, 2001, you are receiving this prospectus, a subscription warrant and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

     deliver the subscription price by wire transfer, certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights; and

     deliver a properly completed subscription warrant. The instructions also describe an alternate procedure called 'Notice of Guaranteed Delivery,' which allows you an extra three days to deliver your subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guaranty that your subscription warrant will be timely delivered. See 'The Rights Offering -- Special Procedures under `Notice of Guaranteed Delivery' Form'.

TO WHOM SHOULD I SEND FORMS AND PAYMENT?

    You may send subscription documents to Mellon Bank, N.A., c/o Mellon Investor Services LLC by mail:

       P.O. Box 3301
       South Hackensack, NJ 07606

    You may also send subscription documents to Mellon Bank, N.A., c/o Mellon Investor Services LLC by hand delivery or overnight courier:

By hand delivery:                      By overnight courier:
120 Broadway                           85 Challenger Road
13th Floor                             Overpeck Center
New York, NY 10271                     Ridgefield Park, NJ 07660

    Your subscription payment should also be sent to Mellon Bank, N.A., c/o Mellon Investor Services LLC. For instructions on how this payment should be made, see 'The Rights Offering -- Required Forms of Payment of Subscription Price'.

    Securities brokers and other qualified financial institutions can use an alternate procedure called 'Notice of Guaranteed Delivery.' See 'The Rights Offering -- Special Procedure under `Notice of Guaranteed Delivery' Form'.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

    If you have questions, need additional copies of offering documents or otherwise need assistance, please contact:

       Mellon Bank, N.A.
       c/o Mellon Investor Services LLC
       44 Wall Street
       7th Floor
       New York, NY 10005
       Telephone: 1 (888) 232-7873 (toll free)

    To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under 'Where You Can Find More Information'.

                                  OUR COMPANY

    We are a leading producer of soda ash and calcium chloride in North America. Our soda ash is used in the manufacture of glass, sodium chemicals (such as baking soda), detergents, paper, textiles, food and other familiar consumer products. Our calcium chloride is used primarily by highway and road maintenance organizations for dust control and roadbed stabilization during the summer and for de-icing roads and sidewalks during the winter. In our 2000 and 1999 fiscal years, we had net revenues of $296.5 million and $312.6 million, respectively.

    We produce natural soda ash from trona ore, the raw material precursor of soda ash, at our Green River, Wyoming facility, where we have access to the largest and most economically recoverable trona ore deposits in the world. We operate our Green River facility through General Chemical (Soda Ash) Partners, a partnership with subsidiaries of ACI International Limited and TOSOH Corporation. We own a 51% equity interest and are the managing partner of this partnership. ACI International Limited is a subsidiary of Owens-Illinois, Inc., one of the world's largest consumers of soda ash. TOSOH Corporation is a major chemical company and a distributor of soda ash in Japan. We produce calcium chloride at our facilities in Amherstburg, Ontario, and Manistee, Michigan.

SODA ASH

    We estimate the total annual world market for soda ash to be approximately 35 million tons. We estimate that we accounted for approximately 7.8% of the worldwide production in 2000. All of the soda ash produced in the United States is natural soda ash, while overseas manufacturers produce primarily synthetic soda ash. Production of natural soda ash, in which we specialize, requires significantly less energy and raw materials than synthetic soda ash production, and as a result is a significantly less costly process. This cost differential allows us and other U.S. producers to competitively export significant volumes of natural soda ash to international markets. We estimate that U.S. producers exported 4 million tons of soda ash in 2000. The U.S. producers export soda ash primarily through American Natural Soda Ash Company, the export cooperative of U.S. soda ash producers, which enhances the U.S. producers' low cost position by leveraging the cooperative's global sales and marketing operations and creating distribution economies of scale.

    The market price of soda ash fluctuates and in recent years has been negatively affected by factors beyond our control, such as increases in energy and transportation costs, fluctuations in the global supply of soda ash, decreases in global demand for the consumer products that require soda ash for their manufacture and the availability and price of products that can be substituted for soda ash. Average United States soda ash prices have fallen over the past five years, from $83 per ton in 1996 to $66 per ton in 2000, due to reduced demand and increases in production capacity. These price fluctuations, along with unusually high energy prices and concomitantly high transportation costs, have negatively impacted our profitability in recent years. In the face of these fluctuations, we have taken substantial steps, such as the planned idling of our synthetic soda ash production capacity at our Amherstburg, Ontario, facility (see '-- Recent Developments' below) and other operating improvements, to make us more efficient, generate cost savings and enhance shareholder value.

CALCIUM CHLORIDE

    We estimate the annual production of calcium chloride in North America to be approximately 1.2 million tons. The primary uses for our calcium chloride -- road maintenance and ice removal -- are seasonal and weather dependent. During the summer, our calcium chloride is used in liquid form on unpaved roads for dust control and roadbed stabilization. During the winter, our calcium chloride is used in flake and liquid form for ice removal. We primarily market our calcium chloride to highway and road maintenance organizations, as well as other industrial and governmental users. We have also begun to market a range of calcium chloride-based products for sidewalk and driveway de-icing applications through retail home improvement centers.

    We have historically manufactured calcium chloride solely at our production facility in Amherstburg, Ontario. However, to expand our presence and product offerings in the calcium chloride market, we have recently acquired a calcium chloride production facility in Manistee, Michigan from Ambar Chemical, Inc. and secured a brine feedstock source for our facilities in Amherstburg and Manistee. Our new dual-source calcium chloride production network further strengthens our position in the liquid and flake calcium chloride markets and enables us to offer new products, such as an anhydrous pellet, which is a preferred product form for some customers in the retail and industrial markets. In addition, we recently announced a proposed joint-venture with Tangshan Sanyo (Alkali) Group Ltd. to construct a calcium chloride production facility in China.

RECENT DEVELOPMENTS

    Idling of Our Synthetic Soda Ash Production Capacity in Amherstburg, Ontario. On November 27, 2000, we announced that we intend to idle approximately 500,000 tons per year of synthetic soda ash production capacity at our Amherstburg, Ontario, facility, and we expect to consummate idling this production capacity by approximately April 30, 2001. We will continue producing calcium chloride at Amherstburg. We recorded a pre-tax charge of approximately $59.8 million in the fourth quarter of 2000 in connection with the idling of our Amherstburg synthetic soda ash capacity. This charge included a $43.5 million non-cash write-down of the value of the idled plant assets, as well as severance and other cash charges of approximately $16.3 million.

    The idled capacity constitutes approximately 15% of our total soda ash production capacity, and all of our synthetic soda ash production capacity. We are idling this capacity because it requires substantially more resources -- principally costly natural gas and necessary capital improvements -- for us to manufacture synthetic soda ash at Amherstburg than to manufacture natural soda ash at our production facility in Green River, Wyoming. We will shift production from our relatively high-cost synthetic soda ash facility in Amherstburg to our lower-cost natural soda ash facility in Green River, thereby eliminating cash operating losses incurred in operating the Amherstburg facility and reducing our exposure to fluctuations in energy prices. We have the flexibility to resume our Amherstburg soda ash operations if market conditions dictate. Until such time, we will serve customers of our Amherstburg soda ash facility from our facility in Green River and, where appropriate, through resale arrangements with other soda ash producers.

    Amendments to Our Credit Facility. We recently finalized several amendments to the financial covenants and other terms of our bank credit agreement. These amendments provide for more flexible financial covenants for 2001 and 2002 in exchange for more restrictive covenants regarding restricted payments, investments, incurrence of indebtedness, sales of assets and related matters during these two years. In addition, the maximum amount we can borrow under our credit facility during 2001 and 2002 was reduced from $85 million to $65 million, but our availability will increase to $70 million upon the successful completion of this rights offering. (At December 31, 2000, our total borrowings under our credit facility were $49.3 million.) We believe that, despite the reduction in availability under our credit facility, our cash flows and available borrowings under our credit facility, as well as the proceeds of this offering, will be sufficient to cover our interest expense, capital expenditures, working capital requirements, the idling of our synthetic soda ash production capacity at our Amherstburg, Ontario facility and the start-up of our calcium chloride production facility in Manistee, Michigan.

    Compliance with the Continued Listing Criteria of the New York Stock Exchange. We are not in compliance with certain of the New York Stock Exchange's continued listing criteria and are following its rules and procedures applicable to listed companies which fail to meet these criteria. We are currently subject to quarterly monitoring by the NYSE for compliance with its continued listing criteria. If we continue to fail to meet the NYSE's continued listing criteria, our common stock may be delisted, or we may elect to transfer its listing to another national securities exchange or quotation system. For additional information about our relationship with the NYSE, please see 'Risk Factors'.

    Reverse Split of our Common Stock. The trading price of our stock has been between $0.75 and $1.13 since January 1, 2001. The NYSE requires that the average trading price of any listed stock over a 30-day period equal or exceed $1.00 per share. Most other exchanges and quotation systems require a stock price of greater than $4.00 or $5.00 per share for an initial listing. Therefore, to maintain our listing on the NYSE or to secure an alternative listing, at our next annual shareholders' meeting, currently scheduled for May 16, 2001 (subject to postponement), we will ask our shareholders to approve a reverse split of our common stock and Class B common stock. More specifically, we will ask our shareholders to approve three different reverse split ratios:
(1) a one-for-five reverse split, (2) a one-for-seven and one-half reverse split and (3) a one-for-ten reverse split. If the reverse split is approved, our Board of Directors will be authorized to determine which of the three reverse split ratios we will employ. Paul M. Montrone, the Chairman of our Board of Directors, and his family trusts beneficially own shares of our common stock and Class B common stock representing 80.4% of the voting power of all of our stock.
Mr. Montrone has indicated that he and his family trusts intend to vote in favor of the reverse split. Therefore, we expect that the reverse split will be approved by our shareholders. While we believe that implementation of a reverse stock split is a satisfactory mechanism to achieve compliance with the NYSE's share price requirements, we cannot assure you that, even if the trading price for our common stock exceeds the $1.00 minimum threshold for the mandated period as a result of the reverse split, the NYSE will deem us to be in compliance with its continued listing requirements and maintain the listing of our common stock. For more information on the reverse split and its impact on our capital structure, please see 'Price Range of our Common Stock and Dividend Policy -- The Reverse Split'.

                  STATE AND DATE OF INCORPORATION AND ADDRESS

    We were incorporated in Delaware in 1988, although our predecessor corporations date back to 1899. Our principal executive offices are at Liberty Lane, Hampton, New Hampshire 03842. Our telephone number is 1 (603) 929-2606.

                  SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

    Further details concerning this part of the summary are set forth under 'The Rights Offering'. Only holders of record of common stock at the close of business on the record date stated below may exercise rights.


Securities Offered...........................  We are offering 16,129,033 shares of common stock to be issued upon exercise of the rights.
Subscription Ratio;
Basic Subscription Privilege.................  0.77 rights for every share of common stock held of record as of the record date. Each whole right
                                                 entitles its holder to purchase one share of common
                                                 stock for the subscription price.

                                               We are not issuing any fractional rights or
                                                 fractional shares. If the number of shares of
                                                 common stock you held of record on the record date
                                                 would result in your receipt of fractional rights,
                                                 the number of rights issued to you is being rounded
                                                 up to the nearest whole right. So, for example, if
                                                 you were the record holder of one share of common
                                                 stock on the record date, you are receiving one
                                                 whole right.

                                               You may not purchase fractional shares. You may,
                                                 however, subscribe for any whole number of shares
                                                 exercising less than all of your rights.

Record Date..................................  April 16, 2001 at 5:00 p.m. (New York City time).
                                                 Only our shareholders of record as of the record date
                                                 will receive rights to subscribe for newly-issued
                                                 shares of common stock.

Expiration Date..............................  The rights expire on May 11, 2001 at 5:00 p.m. (New
                                                 York City time). Rights not exercised by the
                                                 expiration date will be null and void. We have the
                                                 option of extending the expiration date for any
                                                 reason.

Subscription Price...........................  $0.62 per share, payable in cash. All payments must be cleared on or before the expiration date. Our
                                                 Board of Directors established the subscription
                                                 price at a discount to the closing market price of
                                                 our common stock on April 16, 2001 of approximately
                                                 $0.78.

Oversubscription Privilege...................  If you fully exercise the basic subscription privilege, you may also purchase additional shares of
                                                 common stock at the subscription price that are not
                                                 purchased by other shareholders. If there are not
                                                 enough shares available to fill all subscriptions
                                                 for additional shares, the available shares will be
                                                 allocated pro rata based on the number of shares
                                                 each oversubscribing shareholder purchased under
                                                 the basic subscription privilege.

Use of Proceeds..............................  We will use the net proceeds of this offering to pay costs related to the idling of our synthetic soda ash
                                                 production capacity at our Amherstburg, Ontario
                                                 facility and for other general corporate purposes.

Restricted Transferability of Rights.........  The rights may be exercised only by the persons to whom they are granted. However, you may transfer your
                                                 rights

                                                 to your immediate family members, to entities
                                                 wholly owned or controlled by you, or to other
                                                 similar affiliates. For information on the persons
                                                 to whom you can transfer your rights, as well as
                                                 how the rights can be transferred, please see 'The
                                                 Rights Offering -- Transferability of Rights'.

No Board Recommendation......................  Our Board of Directors does not make any recommendation to shareholders regarding the
                                                 exercise of rights in this offering.

                                               Shareholders who do exercise rights risk investment
                                                 loss on new money invested. We cannot assure you
                                                 that the subscription price will remain below any
                                                 trading price for our common stock or that its
                                                 trading price will not decline to below the
                                                 subscription price during or after this rights
                                                 offering. For more information regarding some of
                                                 the risks inherent in this rights offering, please
                                                 see 'Risk Factors'.

Rights to Purchase Class B Common Stock......  We are offering the record holders of our Class B common stock rights to purchase additional shares of
                                                 Class B common stock at the same subscription
                                                 ratio and subscription price as applies to the
                                                 record holders of our common stock. All of our
                                                 Class B common stock is beneficially owned by Paul
                                                 M. Montrone, our controlling shareholder and the
                                                 Chairman of our Board of Directors, and the
                                                 Montrone family trusts.

                                               Our common stock entitles its holder to one vote per
                                                 share, while our Class B common stock entitles its
                                                 holder to ten votes per share. Holders of our
                                                 Class B common stock may convert their shares into
                                                 common stock at a one-for-one ratio at any time.
                                                 There are significant restrictions on transfer of
                                                 our Class B common stock. Except for these
                                                 differences, shares of our common stock and
                                                 Class B common stock are substantially identical in
                                                 all respects.

Subscription Commitment of Our Controlling
  Shareholder................................  PMM GCG Investment LLC, a company wholly-owned and controlled by Paul Montrone and the Montrone family
                                                 trusts, will purchase all of the shares issued upon
                                                 the exercise of the subscription rights in respect
                                                 of the shares of common stock and Class B common
                                                 stock owned by Mr. Montrone and the Montrone family
                                                 trusts. Prior to the commencement of this offering,
                                                 their shareholdings represented 47% of our
                                                 outstanding shares and 80.4% of the voting power of
                                                 our stock.

                                               In addition, PMM GCG Investment LLC has indicated
                                                 that it intends to exercise its oversubscription
                                                 privileges in full to ensure that we receive gross
                                                 proceeds of $10 million in this offering. In the
                                                 event all shareholders do not exercise their basic
                                                 subscription privilege in full, Mr. Montrone's

                                                 proportionate ownership of our company will
                                                 increase in relation to those non-exercising
                                                 shareholders.

                                               PMM GCG Investment LLC has indicated that, if our
                                                 other shareholders exercise their oversubscription
                                                 privileges, PMM GCG Investment LLC may elect to
                                                 reduce the number of shares it would have the right
                                                 to purchase through its oversubscription privileges
                                                 in order to allow our other oversubscribing
                                                 shareholders to purchase a larger number of shares.

No Revocation................................  If you exercise any rights, you are not allowed to revoke or change the exercise or request a refund of
                                                 monies paid.

Certain Federal Income Tax Considerations....  For United States federal income tax purposes, we believe that a shareholder will not recognize taxable
                                                 income upon the receipt or exercise of rights. See
                                                 'Certain Federal Income Tax Considerations'
                                                 beginning on page 36. Each shareholder should
                                                 consult its own tax adviser concerning the tax
                                                 consequences of this offering under the holder's
                                                 own tax situation. This prospectus does not
                                                 summarize tax consequences arising under state tax
                                                 laws, non-U.S. tax laws or any tax laws relating to
                                                 special tax circumstances or particular types of
                                                 taxpayers.

Extension, Withdrawal and Amendment..........  We have the option of extending the expiration date of this offering, although we do not intend to do so.
                                                 We also reserve the right to withdraw, terminate or
                                                 amend this offering at any time for any reason. In
                                                 the event that this offering is withdrawn or
                                                 terminated, or any submitted subscriptions no
                                                 longer comply with the amended terms of this
                                                 offering, we will return all funds received from
                                                 such subscriptions (without interest).

Procedure for Exercising Rights..............  To exercise rights, you must complete the subscription warrant and deliver it to the
                                                 subscription agent, Mellon Bank, N.A. (acting
                                                 through its affiliate Mellon Investor Services
                                                 LLC), with full payment for all the rights you
                                                 elect to exercise. Mellon Investor Services LLC
                                                 must receive the proper forms and payments on or
                                                 before the expiration date.

                                               You may deliver the documents and payments by mail or
                                                 commercial courier. If regular mail is used for
                                                 this purpose, we recommend using insured,
                                                 registered mail. You may use an alternative 'Notice
                                                 of Guaranteed Delivery' procedure if you are unable
                                                 to deliver the subscription warrant before the
                                                 expiration date, subject to the requirements of
                                                 this procedure described under 'The Rights
                                                 Offering -- Special Procedure under `Notice of
                                                 Guaranteed Delivery' Form'.

Shares Outstanding Before the Rights
  Offering...................................  20,888,944 shares, consisting of 16,930,523 shares of common stock and 3,958,421 shares of Class B common
                                                 stock, were outstanding as of April 16, 2001.

Shares Outstanding Upon Completion of the
  Rights Offering............................  37,017,977 shares, consisting of 30,003,131 shares of common stock and 7,014,846 shares of Class B
                                                 common stock.


                                  RISK FACTORS

    Exercising your rights delivered in this offering and purchasing our common stock involves a high degree of risk. You should carefully read and consider the information set forth under 'Risk Factors' and the other information contained in this prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following selected Consolidated Financial Data for our five most recent fiscal years ended December 31, 2000 is qualified by reference to and should be read in conjunction with the financial statements and the notes thereto, and other financial information incorporated by reference into the prospectus. The statement of operations data set forth below with respect to fiscal years 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited financial statements which are incorporated by reference into the prospectus. The statement of operations data for fiscal years 1996 and 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from audited financial statements not included herein.

    Because we did not operate as a separate, stand-alone entity until April 30, 1999 (the date on which we spun off GenTek Inc., our wholly-owned subsidiary), we might have recorded different results had we operated independently of the manufacturing and performance products businesses operated by GenTek. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if we had been a separate, stand-alone entity during all of the periods shown, or of our future performance as a separate, stand-alone entity.

    Our spinoff of GenTek was treated as a reverse spinoff for financial statement purposes, because GenTek holds the greater proportion of the assets and operations that were held by us prior to the spinoff. Therefore, the spinoff is reflected, for financial statement presentation, as if GenTek had formed a new company consisting of the soda ash and calcium chloride businesses that we operate and distributed the stock of that company as a dividend to its shareholders.

                                                      YEARS ENDED DECEMBER 31,
                                     -----------------------------------------------------------
                                       1996         1997       1998         1999          2000
                                       ----         ----       ----         ----          ----
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
    Net revenues...................  $333,835     $330,373   $303,624     $ 312,617     $296,522
    Operating profit (loss)........    77,924(1)    68,281     41,049(2)     30,607(3)   (46,352)(4)
    Minority interest..............    31,635       24,253     16,666        12,787       11,180
    Income (loss) before interest
      expense and income taxes.....    46,963(1)    44,587     24,342(2)     19,159(3)   (48,905)(4)
    Net income.....................    24,280(1)    22,264      9,424(2)      4,985(3)   (48,529)
Per Share Data:
    Net income (loss) -- basic.....  $   1.14(1)  $   1.04   $    .45(2)  $     .24(3)  $  (2.31)(4)
    Net income (loss) -- diluted...      1.11(1)       .99        .43(2)        .23(3)     (2.31)(4)
Other Data:
    Capital expenditures...........  $ 34,934     $ 30,468   $ 18,498     $  24,061     $ 20,836
    Depreciation and
      amortization.................    15,646       16,798     16,999        17,801       19,148
    EBITDA(5)......................    67,288       60,356     42,766        37,012       20,395
    Adjusted EBITDA(6).............    62,451       54,745     36,862        30,771       13,820
Balance Sheet Data (at end of
  period):
    Cash, cash equivalents and
      short-term investments.......  $  1,609     $  1,352   $  1,127     $  26,630     $ 20,815
    Total assets...................   241,086      262,175    248,714       293,208      251,000
    Long-term debt.................     --           --         --          150,919      149,314
    Total equity (deficit).........    62,795       85,505     75,292      (46,893)      (96,557)

                                                        (footnotes on next page)

(footnotes from previous page)

(1) Includes a one-time charge of $5.7 million ($3.5 million after tax or $.16 per diluted share) due primarily to awards made under the restricted unit plan.

(2) Includes incremental accruals of $2.3 million ($1.4 million after tax or $.07 per diluted share) principally related to cost of sales ($.9 million) for the reclamation of brine wells and selling, general and administrative expense ($1.4 million) primarily due to product delivery litigation.

(3) Includes a one-time charge of $1.9 million ($1.2 million after tax or $.06 per diluted share) related to the spinoff of GenTek.

(4) Includes a one-time gain on the sale of assets of $7.7 million ($6.3 million after tax or $.30 per diluted share) and a restructuring charge of $59.8 million ($46.5 million after tax or $2.21 per diluted share).

(5) EBITDA represents income (loss) before interest expense, income taxes, extraordinary items and cumulative effect of a change in accounting principle (net) and depreciation and amortization, and excludes the one-time charges identified in notes (1), (2), (3) and (4) above. The 49% interest of our minority partners in the income of General Chemical (Soda Ash) Partners has been deducted in arriving at EBITDA. EBITDA is included because we believe that such information is considered to be an additional basis on which to evaluate our ability to pay interest, repay debt and fund capital expenditures. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles. EBITDA may not be comparable to similarly titled measures reported by other companies.

(6) EBITDA has been adjusted to exclude 49% of depreciation and amortization attributable to the 49% interest of our minority partners in General Chemical (Soda Ash) Partners.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed in this prospectus, including factors disclosed under 'Risk Factors'. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

     Our outstanding indebtedness and our leverage, and the restrictions imposed by our indebtedness;

     The possibility that we could be delisted by the New York Stock Exchange, and, if we are delisted, our ability to have our common stock listed or quoted on an alternative securities exchange or national quotation system;

     Our ability to successfully implement the planned idling of our synthetic soda ash production capacity in Amherstburg, Ontario, including by continuing to serve the soda ash customers of that facility and produce calcium chloride in Amherstburg;

     Fluctuations in the world market price for soda ash due to changes in supply and demand;

     Fluctuations in prices for calcium chloride in North America due to changes in supply and demand;

     Domestic and international economic conditions, including fluctuations in United States Dollar exchange rates and interest rates;

     Increases in our energy, transportation or labor costs;

     The extent to which there is consolidation in the global soda ash industry, and we undertake new acquisitions or enter into strategic joint ventures or partnerships;

     Future modifications to existing laws and regulations affecting the environment, health and safety; and

     Discovery of unknown contingent liabilities, including environmental contamination at our facilities.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

    You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares in this rights offering. Our common stock is subject to significant investment risks. Many factors, including the risks described below and other risks we have not recognized, could cause our operating results to be different from our expectations and plans.

THERE ARE RISKS RELATED TO THIS OFFERING THAT COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS WHO DECIDE TO EXERCISE THEIR RIGHTS.

STOCK MARKET RISKS

    Decline in Our Stock Price. The subscription price in this rights offering represents a discount to the market price of our common stock on the date it was determined. The trading price of our common stock may decline to below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that the trading price of our common stock will not decline to below the subscription price during or after this offering.

    Future Market Price of Our Stock. Future prices of our common stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts and our ability to meet such estimates, speculation in the trade or business press about our company, and overall conditions affecting our businesses, economic trends and the securities markets. In addition, if we are delisted by the New York Stock Exchange, the market price for our common stock could decline and become more volatile.

PROCEDURAL RISKS

    No Revocation. You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If we cancel this offering, we are obligated only to refund payments actually received, without interest.

    Need to Act Promptly and Follow Subscription Instructions. Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, Mellon Bank, N.A. (acting through its affiliate Mellon Investor Services
LLC), prior to May 11, 2001, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, Mellon Bank, N.A. (acting through its affiliate Mellon Investor Services LLC) may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor Mellon Bank, N.A. (or its affiliate Mellon Investor Services LLC) undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

    Risk of Personal Checks. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require seven or more business days.

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR RELATIVE OWNERSHIP INTEREST IN OUR COMPANY WILL BE DILUTED.

    If you choose not to exercise your subscription rights in full, your relative ownership interest will be diluted. In addition, because the subscription price represents a discount from the prevailing market price of our common stock, shareholders who do not exercise their subscription rights will experience dilution of their economic interest in our company.

THERE ARE SIGNIFICANT RESTRICTIONS ON TRANSFERS OF THE RIGHTS.

    Generally, only our shareholders of record as of the record date may exercise the rights. You may not sell, give away, or otherwise transfer your subscription rights, except to your immediate family members, to entities wholly owned or controlled by you, or to other similar affiliates. For information on how your rights can be transferred, see 'The Rights Offering -- Transferability of Rights.'

THE NEW YORK STOCK EXCHANGE HAS NOTIFIED US THAT WE ARE NOT IN COMPLIANCE WITH ITS CONTINUED LISTING CRITERIA. IF WE ARE DELISTED BY THE NYSE, THE PRICE AND LIQUIDITY OF OUR COMMON STOCK WILL BE NEGATIVELY AFFECTED.

    In February 2000, we received notice from the New York Stock Exchange stating that we are no longer in compliance with its continued listing criteria, which require, among other things, that a listed company have a market capitalization of not less than $50 million and total shareholder equity of not less than $50 million. In addition, in July 2000, we received notice from the NYSE that we are not in compliance with its requirement that the average trading price of our common stock over any 30-day period equal or exceed $1.00 per share. In order to maintain the continued listing of our common stock on the NYSE, we are following the NYSE 's rules and procedures applicable to listed companies which fail to meet the continued listing criteria. We are currently subject to quarterly monitoring by the NYSE for compliance with its continued listing criteria, and cannot assure you that the NYSE will maintain our listing in the future.

    In the event that our common stock is delisted by the NYSE, or if it becomes apparent to us that we will be unable to meet the NYSE's continued listing criteria in the foreseeable future, we will seek to have our stock listed or quoted on another national securities exchange or quotation system. However, we cannot assure you that, if our common stock is listed or quoted on such other exchange or system, the market for our common stock will be as liquid as it has been on the NYSE. As a result, if we are delisted by the NYSE or transfer our listing to another exchange or quotation system, the market price for our common stock may become more volatile than it has been historically.

TO MAINTAIN OUR LISTING ON THE NEW YORK STOCK EXCHANGE, OR TO SECURE AN ALTERNATIVE LISTING ON ANOTHER EXCHANGE, WE WILL HAVE TO EFFECT A REVERSE STOCK SPLIT TO INCREASE THE PRICE PER SHARE OF OUR COMMON STOCK. A REVERSE STOCK SPLIT COULD NEGATIVELY IMPACT THE AGGREGATE MARKET VALUE OF OUR COMPANY.

    Securities exchanges and national quotation systems typically require that a listed security have a minimum average trading price per share over a given period. The NYSE, for example, requires a listed security to have an average trading price equal to or exceeding $1.00 over any 30-day period. Most national securities exchanges and quotation systems require that the per share price upon the initial listing of a stock exceed a number higher than $1.00, such as $4.00 or $5.00 per share. Therefore, in order to maintain our listing on the NYSE, or to secure an alternative listing on another national securities exchange or quotation system, at our next annual shareholders' meeting, currently scheduled for May 16, 2001 (subject to postponement), we will ask our shareholders to approve a reverse split of our common stock and Class B common stock. More specifically, we will ask our shareholders to approve three different reverse split ratios: (1) a one-for-five reverse split, (2) a one-for-seven and one-half reverse split and (3) a one-for-ten reverse split. If the reverse split is approved, our Board of Directors will be authorized to determine which of the three reverse split ratios we will employ. Paul M. Montrone, the Chairman of our Board of Directors, and his family trusts beneficially own shares of our common stock and Class B common stock representing 80.4% of the voting power of all of our stock. Mr. Montrone has indicated that he and his family trusts intend to vote in favor of the reverse split. Therefore, we expect that the reverse split will be approved by our shareholders. We cannot assure you that the reverse split will result in an increase in the trading price of our common stock above the $1.00 per share minimum mandated by the NYSE for continued listing and enable our common stock to continue to trade on the NYSE. Furthermore, we cannot assure you that, even if the trading price for our common stock exceeds the $1.00 minimum threshold for the mandated period as a result of the reverse split, the NYSE will deem us to be in compliance with its continued listing requirements and maintain the listing of our common stock.

    While a reverse stock split would, upon its closing, increase the price per share of our common stock, it could also negatively impact the aggregate market value of our company. We cannot assure you that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse split.

IF OUR COMMON STOCK IS DEEMED 'PENNY STOCK,' ITS LIQUIDITY WILL BE ADVERSELY AFFECTED.

    If the market price for our common stock remains below $1.00 per share and is no longer listed on the NYSE or another national securities exchange or quotation system, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about (1) sales commissions payable to both the broker-dealer and the registered representative and (2) current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by these requirements could discourage them from facilitating trades in our common stock, which could have an adverse effect on the liquidity of our common stock.

ALTHOUGH OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE, IT IS THINLY TRADED. OUR STOCK PRICE MAY FLUCTUATE MORE THAN THE STOCK MARKET AS A WHOLE.

    As a result of the thin trading market for our stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Of the 20,888,944 shares of our outstanding common stock and Class B common stock, only approximately 53% are owned by persons other than Paul M. Montrone, our controlling shareholder and the Chairman of our Board, and the Montrone family trusts. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

    In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. Possible or actual sale of any of these shares, particularly by Mr. Montrone and the Montrone family trusts, may decrease the market price of our common stock. However, in order to comply with certain conditions to the favorable tax treatment received by our shareholders in our spinoff of GenTek Inc. in April 1999, Mr. Montrone and the Montrone family trusts have agreed to refrain from selling their shares of our stock until at least April 30, 2001.

DOWNWARD FLUCTUATIONS IN PRICES OF SODA ASH AND CALCIUM CHLORIDE ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

    Our principal product is soda ash, and the market price of soda ash affects the profitability of our operations more than any other factor. Our other product is calcium chloride, and its market price will also impact our profitability.

     If the market price for soda ash declines, we will experience a decrease in profits or a loss. In 1999 and 2000, due in part to unfavorable fluctuations in worldwide soda ash prices, we experienced decreases in profits compared to the prior year levels. Numerous factors that we cannot predict or control cause soda ash prices to fluctuate, including changes in global industry supply and market demand for soda ash and prices and/or availability of substitutes for end-products using soda ash. If these factors adversely affect soda ash prices, they could have a material adverse effect on our results of operations and financial condition.

     We sell our calcium chloride in the North American market, and increases in supply, or reductions in demand, will decrease calcium chloride prices in North America, adversely affecting our profitability. Numerous factors that we cannot predict or control affect North American calcium chloride prices, including the weather, increases or decreases in road construction and maintenance, and increases in calcium chloride imports due to the strength of the U.S. Dollar.

THE WORLD SODA ASH INDUSTRY IS HIGHLY COMPETITIVE, WITH SOME COMPETITORS HAVING GREATER MARKET SHARE OR RESOURCES THAN WE DO. WE MAY NOT HAVE SUFFICIENT RESOURCES TO MAINTAIN OUR COMPETITIVE POSITION.

    We cannot assure you that we will have sufficient resources or otherwise be able to maintain our current competitive position or that competitors will not seek to reduce prices to compete, the occurrence of any of which could have a materially adverse effect on our results of operations and financial condition. We face competition from a number of international and North American soda ash producers, some of which have greater market share and greater financial, production and other resources than we do. For example, two of our principal competitors have greater global soda ash capacity and sales than us and two have operations with a larger revenue base than us, generated in part by significant product lines other than soda ash. In addition, competition in the soda ash industry is based primarily on price, which results in pressure on our operating margins when our competitors reduce their prices.

A SUBSTANTIAL PORTION OF OUR OPERATIONS ARE CONDUCTED THROUGH A JOINT VENTURE, WHICH IS 51% OWNED BY US. JOINT VENTURES ARE ACCOMPANIED BY INHERENT RISKS.

    A substantial portion of our revenue is generated from General Chemical (Soda Ash) Partners, in which we own a 51% equity interest. We have been the managing partner of General Chemical (Soda Ash) Partners since its formation in 1986. As managing partner, we have had and will continue to have overall responsibility for management of General Chemical (Soda Ash) Partners, including all operational, marketing and financial matters. However, certain significant actions of the partnership must be approved by a majority of or, in certain instances, all of the partners.

    The General Chemical (Soda Ash) Partners partnership agreement in certain cases prohibits the partners from transferring their respective equity interests or withdrawing from the partnership without the consent of the other partners. In addition, if the parent company of any partner proposes to transfer ownership of its partner subsidiary, the non-transferring parent companies may either:

        (1) Acquire the transferred partner, or its partnership interest, pursuant to a right of first refusal; or

        (2) Require the transferring parent company, or the proposed purchaser, to acquire the partnership interest held by their own partners.

    If one or both of our partners in General Chemical (Soda Ash) Partners, Owens-Illinois, Inc. or TOSOH Corporation, were to seek to transfer its interest in General Chemical (Soda Ash) Partners and we did not or could not exercise our right of first refusal, one or more new partners could be admitted to the partnership. Any such new partner may have business or financial objectives for General Chemical (Soda Ash) Partners that are different from ours.

OUR PLAN TO IDLE OUR AMHERSTBURG, ONTARIO SYNTHETIC SODA ASH PRODUCTION CAPACITY MAY HARM OUR ABILITY TO MEET SUCCESSFULLY CERTAIN OF OUR CUSTOMERS' SODA ASH AND CALCIUM CHLORIDE REQUIREMENTS.

    We intend to consummate the idling of our synthetic soda ash production capacity at our Amherstburg, Ontario facility by approximately April 30, 2001. Idling this capacity will require us to make significant changes to our operations. For example, after the idling, we intend to serve our Amherstburg soda ash customers from our natural soda ash production facility in Green River, Wyoming and, where appropriate, through resale arrangements with other soda ash producers. To do so, however, we will need to implement alternative transportation and contractual arrangements in a timely manner. If we do not successfully implement such arrangements, or if they do not prove cost effective, we may lose some of the soda ash customers that we currently serve through Amherstburg, which would negatively impact our results of operations.

    Although we no longer intend to produce soda ash at Amherstburg, we intend to continue producing calcium chloride at the facility. Our Amherstburg calcium chloride operations currently utilize a brine feedstock stream that is produced on-site as a byproduct of our soda ash operations. After we idle our Amherstburg soda ash operations, we will obtain our brine requirements under supply contracts with third parties. If our access to these brine sources is interrupted and we are unable to secure alternative sources, our ability to manufacture calcium chloride at our Amherstburg and Manistee facilities would be hindered.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    We have substantial indebtedness and will continue to have substantial indebtedness after the completion of the rights offering. In addition, we may increase our indebtedness in the future. The following are important statistics about us and our indebtedness:

     On December 31, 2000, we had total long-term debt of $149.3 million, representing 283% of our total capitalization; and

     We have the ability to borrow an additional $15.7 million under our credit facility, which availability will increase to $20.7 million upon the completion of this rights offering.

    Our level of indebtedness could have important consequences to our shareholders. For example, it could:

     Make us more vulnerable to economic downturns;

     Potentially limit our ability to withstand competitive pressures;

     Impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, strategic investments or general corporate purposes; and

     Make us more susceptible to the above risks because borrowings under our credit facility will bear interest at fluctuating rates.

    If we are unable to generate sufficient cash flow from operations in the future we may be unable to repay or refinance all or a portion of our then existing debt or to obtain additional financing. We cannot assure you that any such refinancing would be possible or that any additional financing could be obtained on terms that are acceptable to us, if at all.

THE INDENTURE FOR OUR NOTES AND THE AGREEMENT ESTABLISHING OUR BANK CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES.

    Our debt agreements impose significant operating and financial restrictions on us. These restrictions affect, and in certain cases limit, among other things, our ability to:

     Incur additional indebtedness and liens;

     Make capital expenditures;

     Make investments and acquisitions and sell assets;

     Pay dividends and make other distributions to our shareholders; and

     Consolidate, merge or sell all or substantially all of our assets.

    We recently finalized several amendments to the financial covenants and other terms of our bank credit agreement. Although these amendments provide for more flexible financial covenants for 2001 and 2002, they impose more restrictive covenants regarding restricted payments, investments, incurrence of indebtedness, sales of assets and related matters during these two years.

INCREASED USE OF GLASS SUBSTITUTES AND RECYCLED GLASS MAY AFFECT DEMAND FOR SODA ASH, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Increased use of glass substitutes or recycled glass in the container industry could have a material adverse effect on our results of operations and financial condition. Container glass production is one of the principal end markets for soda ash. Competition from increased use of glass substitutes, such as plastic, and recycled glass in the container industry has had a negative effect on demand for soda ash. Demand for soda ash in the container industry has declined from approximately 2.3 million tons in 1987 to approximately 1.8 million tons in 2000. We believe that the use of plastic containers will continue to impact negatively the growth in domestic demand for soda ash.

A PORTION OF OUR REVENUES IS DERIVED FROM INTERNATIONAL SOURCES. INTERNATIONAL REVENUES ARE SUBJECT TO RISKS NOT PRESENT IN SALES WITHIN UNITED STATES MARKETS, SUCH AS INTERNATIONAL ECONOMIC AND POLITICAL INSTABILITY AND GOVERNMENTAL EMBARGOES OR FOREIGN TRADE RESTRICTIONS, SUCH AS ANTIDUMPING DUTIES.

    We derived approximately $70 million, or 24%, of our revenues in 2000 from sales outside the United States and Canada. As a result, the occurrence of adverse international economic conditions could have a material adverse effect on our results of operations or financial condition. We, along with the five other United States producers of natural soda ash, are a member of American Natural Soda Ash Company, a soda ash export cooperative. Through this cooperative, the six United States producers export soda ash to all parts of the world except Canada and European Union member countries, where each of the members exports soda ash directly. Sales outside of the United States, particularly sales to emerging markets, are subject to other various risks that do not affect sales within the United States, including currency fluctuations, political and economic instability and uncertainty and governmental embargoes or foreign trade restrictions. For example, several countries have from time to time considered limiting or prohibiting sales of products through export cooperatives such as American Natural Soda Ash Company.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS. CHANGES IN THE REQUIREMENTS OF THESE LAWS AND REGULATIONS COULD ADVERSELY AFFECT OUR OPERATIONS AND PROFITABILITY.

    Modifications or changes in enforcement of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or the discovery of environmental contamination, could require expenditures which might be material to our results of operations or financial condition.

    Numerous laws and regulations relating to the protection of human health and the environment in the United States and Canada govern our mining and production operations, which have been conducted at our Green River, Wyoming and Amherstburg, Ontario facilities for many years. Additionally, United States courts have construed the Comprehensive Environmental Response Compensation and Liability Act of 1980 and similar state statutes as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances for remediation of contaminated properties regardless of fault.

OUR BUSINESS STRATEGY INVOLVES PURSUING SELECTIVE ACQUISITIONS AND ALLIANCES, AND WE MAY NOT BE ABLE TO COMPLETE ANY TRANSACTIONS OR THE TRANSACTIONS MAY ADVERSELY AFFECT OUR OPERATING RESULTS OR RESULT IN INCREASED DEBT, COSTS AND CONTINGENT LIABILITIES.

    The global soda ash and calcium chloride industries have been experiencing consolidation among producers. As we believe that these consolidation trends will continue, we intend to pursue selectively acquisitions and alliances as part of our business strategy. Our ability to complete acquisitions or alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital, the restrictions contained in our debt instruments and, in certain circumstances, the need to obtain the consent of our partners in General Chemical (Soda Ash) Partners. Future acquisitions or alliances by us could result in the incurrence of additional debt, costs and contingent liabilities, all of which could materially adversely affect our results of operations or financial condition. In addition, acquisitions and alliances involve risks that could adversely affect our operating results, including the management time that may be diverted from operations in order to pursue and complete such transactions and difficulties in integrating and managing the additional operations and personnel of acquired companies. We cannot assure you that we will be able to obtain the capital necessary to consummate acquisitions or alliances on satisfactory terms, if at all.

WE RELY HEAVILY ON THIRD PARTY TRANSPORTATION. INTERRUPTIONS OR INCREASED COSTS IN SUCH TRANSPORTATION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    We rely heavily on railroads, water-borne and trucking companies to ship finished product to our customers as well as to transport raw materials to our manufacturing facilities. Rail, water-borne and trucking operations are subject to various hazards, including extreme weather conditions, work stoppages and operating hazards. If we are unable to ship finished product or transport raw materials because the railroad, water-borne or trucking companies that we use in our business fail to operate, or if there are material increases in the cost of these services, we may not be able to arrange efficient alternative and timely means to ship our goods, which would result in a material adverse effect on our financial condition and results of operations.

WE RELY ON UNIONIZED EMPLOYEES AND WILL NEED TO RENEGOTIATE LABOR CONTRACTS IN 2002. THIS NEGOTIATION PROCESS COULD DISRUPT OUR BUSINESS OR HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

    As of December 31, 2000, three different unions represented 708 of our 1,010 employees. These three union contracts will be up for renewal during 2002. We cannot assure you that we will be able to negotiate new labor agreements on satisfactory terms or that the negotiation process will not involve material disruptions to our business.

WE ARE CONTROLLED BY OUR PRINCIPAL SHAREHOLDER, WHOSE INTEREST IN AND CONTROL OF OUR COMPANY MAY INCREASE AS A RESULT OF THIS OFFERING. HIS INTERESTS MAY NOT BE ALIGNED WITH THOSE OF OTHER SHAREHOLDERS.

    Paul M. Montrone, our controlling shareholder and the Chairman of our Board of Directors, beneficially owns, or controls through Montrone family trusts, 47% of our outstanding shares, representing 80.4% of the voting power of our outstanding common stock. Mr. Montrone alone has sufficient voting power to elect our entire Board of Directors and, in general, to determine the outcome of any corporate transactions or other matters submitted to our shareholders for approval, including mergers and sales of assets, and to prevent, or to cause, a change of control of our company.

    PMM GCG Investment LLC, a company wholly-owned and controlled by Paul Montrone and the Montrone family trusts, will purchase all of the shares issued upon the exercise of the subscription rights in respect of the shares of common stock and Class B common stock owned by Mr. Montrone and the Montrone family trusts. In addition, PMM GCG Investment LLC has agreed to exercise its oversubscription privileges in full, thereby guaranteeing that we will receive $10 million of proceeds from this offering. As a result, following this offering, the percentage ownership and voting power of Mr. Montrone in our company is likely to increase.

IF THE INTERNAL REVENUE SERVICE DETERMINES THAT THE SPINOFF WILL RESULT IN A GAIN UNDER THE INTERNAL REVENUE CODE, THE IMPACT OF SUCH ADVERSE TAX CONSEQUENCE MAY HAVE A MATERIALLY ADVERSE AFFECT ON OUR COMPANY.

    As a result of the possible adverse tax consequences described below, we may be restricted in our ability to effect certain acquisitions, stock issuances and other transactions that would result in a change of control of our company. If the Internal Revenue Service were to determine that our spinoff of GenTek Inc., our wholly-owned subsidiary, in a pro rata distribution to our shareholders in April 1999 was part of a plan or a series of related transactions under which one or more persons acquire, directly or indirectly, a 50% or greater interest, by vote or value, in either GenTek or our company, we and, possibly, GenTek, would recognize gain under section 355(e) of the Internal Revenue Code of 1986. The amount of such gain would be substantial and could result in significant liabilities to us and/or GenTek, which could have a material adverse effect on our businesses. Under a tax sharing agreement, we and GenTek will each be responsible, and will indemnify one another, for 50% of any taxes resulting from the application of section 355(e) of the Code, except that, if such taxes are attributable to our act or an act of GenTek (or any of our respective subsidiaries) such party will be responsible, and will indemnify the other, for 100% of such taxes.

                              THE RIGHTS OFFERING

THE RIGHTS


    As soon as practicable after the date of this prospectus, we are distributing, at no charge, to the record holders of our common stock at 5:00 p.m. (New York City time) on the record date of April 16, 2001, 0.77 subscription rights for every share of common stock held of record at that time to purchase additional shares of common stock. Each whole right entitles its holder to purchase one share of our common stock for the subscription price.



    We will not issue fractional rights. If the number of shares of common stock you held of record on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you has been rounded up to the nearest whole right. So, for example, if you were the record holder of one share, you are receiving one whole right.


    We are also granting rights to purchase additional shares of our Class B common stock to the record holders of our Class B common stock. The record holders of shares of Class B common stock as of the record date will receive rights for the purchase of new shares of Class B common stock at the same subscription price and subscription ratio as the holders of our common stock. All of our Class B common stock is beneficially owned by Paul M. Montrone, our controlling shareholder and the Chairman of our Board of Directors, and Montrone family trusts. See ' -- Subscription Commitment of our Controlling Shareholder and Chairman of our Board' below.

SUBSCRIPTION PRICE


    The subscription price is $0.62 per share, payable in cash. This price applies to the exercise of the basic subscription privilege and the oversubscription privilege. All payments must be cleared on or before the expiration date. On the record date, the last reported sales price for our common stock on the New York Stock Exchange was approximately $0.78 per share.


BASIC AND OVERSUBSCRIPTION PRIVILEGES

    Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every one right you receive.

    Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privileges. If there are not enough shares available to fill all subscriptions for additional shares, we will allocate the available shares pro rata based on the number of shares each subscriber for additional shares purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

    You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

    You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

    In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of the rights offering. Interest will not be payable on amounts refunded.

    Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to Mellon Investor Services LLC (an affiliate of Mellon Bank, N.A.) and The General Chemical Group Inc. and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and (4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

    If you complete the portion of the subscription warrant to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

REASONS FOR THE RIGHTS OFFERING

    We are offering the rights to raise equity capital. We will use the net proceeds of this offering to pay costs related to the idling of our synthetic soda ash production capacity at our Amherstburg, Ontario facility and for other general corporate purposes. For more information, see 'Use of Proceeds.' We are raising equity capital because, among other reasons, our credit agreement requires that we raise $10 million of equity capital. We have determined that this rights offering is the most appropriate means of raising this capital because:

        1. Paul M. Montrone, our controlling shareholder and the Chairman of our Board, has agreed to invest up to $10 million of equity in our company; and

        2. a rights offering affords our existing shareholders the preferential opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in our company.

    Some of the factors considered by our Board of Directors in approving the rights offering include:

     Our need for equity capital, particularly the requirement in our credit agreement that we raise this capital by June 30, 2001;

     The alternative methods available to us for raising capital;

     The pro-rata nature of a rights offering to our shareholders;

     The willingness of Paul M. Montrone, our controlling shareholder and the Chairman of our Board, to subscribe for new shares and to purchase any of our common stock offered in this rights offering but not subscribed for by our other shareholders;

     The market price of our common stock;

     The increase in our borrowing capability under our bank credit agreement from $65 million to $70 million upon the completion of this offering; and

     General conditions of the securities markets.

NO BOARD INVESTMENT RECOMMENDATION TO SHAREHOLDERS

    Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

    If you choose not to exercise your subscription rights in full, your relative ownership interest in our company will be diluted. If you exercise rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after this offering. For a summary of some of the risks a new investment in our company would entail, see 'Risk Factors'.

EXPIRATION TIME AND DATE

    The rights expire on May 11, 2001, at 5:00 p.m., New York City time. We have the option of extending the expiration date for any reason, although we do not intend to do so. Rights not exercised by the expiration date will be null and void.

    In order to exercise rights in a timely manner, you must assure that Mellon Bank, N.A., c/o Mellon Investor Services LLC actually receives, prior to expiration of the rights, your properly executed and completed subscription warrant (or form of 'Notice of Guaranteed Delivery'), together with full payment for all shares you wish to purchase.

NO REVOCATION

    You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

EXTENSION, WITHDRAWAL AND AMENDMENT

    We have the option of extending the rights offering and the period for exercising your rights, although we do not intend to do so.

    We also reserve the right to withdraw or terminate the rights offering at any time for any reason. In the event that the offering is withdrawn or terminated, all funds received from such subscriptions will be returned. Interest will not be payable on any returned funds.

    We reserve the right to amend the terms of the rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all shareholders of record as of the record date, (2) extend the expiration date by at least ten days and (3) offer all subscribers no less than ten days to revoke any subscription already submitted. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

SUBSCRIPTION COMMITMENT OF OUR CONTROLLING SHAREHOLDER AND CHAIRMAN OF OUR BOARD

    Paul M. Montrone, the Chairman of our Board, and Montrone family trusts own a total of 5,853,000 shares of common stock and 3,958,421 shares of Class B common stock, representing 47% of our outstanding shares and 80.4% of the voting power of our stock. Shares of our common stock and Class B common stock are identical in all respects, except (1) holders of our common stock have one vote per share, while holders of our Class B common stock have ten votes per share,
(2) there are significant restrictions on transfer of our Class B common stock, and (3) holders of our Class B common stock may convert each share into one share of common stock at any time.

    PMM GCG Investment LLC, a company wholly-owned and controlled by Paul Montrone and the Montrone family trusts, will purchase all of the shares issued upon the exercise of subscription rights in respect of the shares of common stock and Class B common stock owned by Mr. Montrone and the Montrone family trusts. In addition, PMM GCG Investment LLC has indicated that it intends to exercise its oversubscription privileges in full to ensure that we receive gross proceeds of $10 million in this offering. PMM GCG Investment LLC has indicated that if our other shareholders exercise its oversubscription privileges, PMM GCG Investment LLC may elect to reduce the number of shares it would have the right to purchase through its oversubscription privileges in order to allow our other shareholders to purchase a larger number of shares.

    The table below sets forth the ownership of our stock by Paul Montrone, the Montrone family trusts and PMM GCG Investment LLC as of the date of this prospectus and following the completion of this rights offering, assuming full exercise of the basic subscription privilege by our shareholders and no purchase of any shares of common stock pursuant to the oversubscription privilege. In the event that

PMM GCG Investment LLC purchases additional shares through its oversubscription privileges, Mr. Montrone's percentage ownership and voting power in our company will increase.

                                                                        UPON COMPLETION OF
                                               CURRENT OWNERSHIP         OFFERING RIGHTS
                                             ----------------------   ----------------------
                                             SHARES(1)   PERCENT(2)   SHARES(1)   PERCENT(3)
                                             ---------   ----------   ---------   ----------
Paul M. Montrone(4)........................  3,288,650      15.7%      3,288,650       8.9%
1996 GRAT(5)...............................  2,068,127       9.9       2,068,127       5.6
December 1998 GRAT(6)......................  2,012,970       9.6       2,012,970       5.4
1999 GRAT(7)...............................  1,441,674       6.9       1,441,674       3.9
Sewall Associates Family L.P.(8)...........  1,000,000       4.8       1,000,000       2.7
PMM GCG Investment LLC(9)..................      --          --        7,575,717      20.4
                                             ---------      ----      ----------      ----
    Total for Mr. Montrone.................  9,811,421      46.9%     17,387,138      46.9%
                                             ---------      ----      ----------      ----
                                             ---------      ----      ----------      ----

---------
(1) Includes common stock and Class B common stock.

(2) Based on 20,888,944 shares outstanding as of March 1, 2001, consisting of 16,930,523 shares of common stock and 3,958,421 shares of Class B common stock.

(3) Based on 37,017,977 shares outstanding upon completion of this rights offering, consisting of 30,003,131 shares of common stock and 7,014,846 shares of Class B common stock to be issued in connection with this rights offering.

(4) Includes only (a) 2,088,631 shares of Class B common stock and 1,167,019 shares of common stock held directly by Mr. Montrone, (b) 30,000 shares of common stock held directly by Sandra A. Montrone, the wife of Mr. Montrone, and (c) 3,000 shares of common stock held by a family trust. Does not include 100,000 shares of common stock held by a charitable foundation, of which Mr. Montrone is a director and Mrs. Montrone is a director and officer; by virtue of their positions with the charitable foundation, Mr. and Mrs. Montrone may be deemed to be beneficial owners of the shares of common stock held by the foundation, although Mr. and Mrs. Montrone disclaim any beneficial ownership of such shares.

(5) A grantor retained annuity trust formed in 1996. Ownership includes 829,140 shares of Class B common stock and 1,238,987 shares of common stock. Mr. Montrone is the settlor and the annuity beneficiary of the 1996 GRAT. Mrs. Montrone and Paul M. Meister, a director of The General Chemical Group Inc., are the co-trustees of 1996 GRAT.

(6) A grantor retained annuity trust formed in December 1998. Ownership includes 811,283 shares of Class B common stock and 1,201,687 shares of common stock. Mr. and Mrs. Montrone are the co-trustees of the December GRAT. Wilmington Trust Company is the administrative trustee of the December 1998 GRAT.

(7) A grantor retained annuity trust formed in March 1999. Ownership includes 229,367 shares of Class B common stock and 1,212,307 shares of common stock. Mr. and Mrs. Montrone are the co-trustees of the 1999 GRAT. Wilmington Trust Company is the administrative trustee of the 1999 GRAT.

(8) A limited partnership whose sole general partners are Mr. and Mrs. Montrone and whose limited partners are Mr. Montrone and a Montrone family trust. Ownership consists of 1,000,000 shares of common stock.

(9) A Delaware limited liability company wholly-owned by Bayberry Trust, a trust whose settlor is Mr. Montrone, trustee is Mrs. Montrone and beneficiaries are members of Mr. and Mrs. Montrone's family. Mr. Montrone is the sole manager of PMM GCG Investment LLC and, as such, will have full and sole voting and dispositive power with respect to common stock and Class B common stock owned by PMM GCG Investment LLC.

MAILING OF WARRANTS AND RECORD HOLDERS

    We are sending a subscription warrant to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription warrant and timely deliver it with full payment for the shares to be purchased. Only holders of record of common stock at the close of business on the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a shareholder with our transfer agent, Mellon Investor Services LLC, as of the record date.

    A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription warrants to represent shares held on the record date by their beneficial owners, upon proper showing to Mellon Investor Services LLC.

    If you own shares held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to the person holding your shares in order to exercise rights. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners are entitled to exercise.

FOREIGN AND UNKNOWN ADDRESSES

    We are not mailing subscription warrants to shareholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription warrants will be held by Mellon Bank, N.A. (through its affiliate Mellon Investor Services LLC) for those shareholders. To exercise their rights, these shareholders must notify Mellon Investor Services LLC (an affiliate of Mellon Bank N.A.) prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES

    We will not grant the rights to any shareholder who will be in violation of applicable law or regulation by reason of its ownership of the rights. We will not issue the rights only to those shareholders about which we have, as of the record date, actual knowledge that they will be in violation of applicable law or regulation by reason of their ownership of the rights and are not undertaking any investigation with respect to such matters.

    We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking that clearance or approval.

    We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

PROCEDURES TO EXERCISE RIGHTS

    Please do not send subscription warrants or related forms to us. Please send the properly completed and executed form of subscription warrant with full payment to Mellon Bank, N.A., c/o Mellon Investor Services LLC.

    You should read carefully the forms of subscription warrant and related instructions and forms which accompany this prospectus. You should call Mellon Investor Services LLC (an affiliate of Mellon Bank N.A.) promptly with any questions you may have.

    You may exercise your rights by delivering to Mellon Bank, N.A., c/o Mellon Investor Services LLC, at the address specified in the instructions accompanying this prospectus, at or prior to the expiration date:

     Properly completed and executed subscription warrant(s) which evidence your rights. See ' -- Delivery of Subscription Warrant' below for instructions on where to send these.

     Payment in full of the subscription price for each share you wish to purchase under the basic subscription privilege and the oversubscription privilege. See ' -- Required Forms of Payment of Subscription Price' below for payment instructions.

REQUIRED FORMS OF PAYMENT OF SUBSCRIPTION PRICE


    The subscription price is $0.62 per share subscribed for, payable in cash. All payments must be cleared on or before May 11, 2001, the expiration date.


    If you exercise any rights, you must deliver full payment in the form of:

     A check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to Mellon Bank, N.A., the Subscription Agent; or

     By wire transfer of funds to the account maintained by the Mellon Investor Services LLC for this rights offering at The Chase Manhattan Bank, New York, NY, ABA No. 021 000 021, Acct. No. 323-885489, MIS REORG CONTROL, 2 for the benefit of The General Chemical Group Inc., Attention: Mellon Investor Services LLC, Cheryl Smith.

    In order for you to timely exercise your rights, Mellon Bank, N.A. (acting through its affiliate Mellon Investor Services LLC) must actually receive the subscription price before the expiration date in the form of:

     A personal check, which must have timely cleared payment;

     A certified or cashier's check or bank draft drawn upon a U.S. bank or a U.S. postal money order; or

     Collected funds in the above-designated account of Mellon Investor Services LLC (an affiliate of Mellon Bank, N.A.).

    Funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

DELIVERY OF SUBSCRIPTION WARRANT

    All subscription warrants, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery, and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to Mellon Bank, N.A., c/o Mellon Investor Services LLC as follows:

          By mail:                   By hand delivery:            By overnight courier:
        P.O. Box 3301                  120 Broadway                85 Challenger Road
 South Hackensack, NJ 07606             13th Floor                   Overpeck Center
                                    New York, NY 10271          Ridgefield Park, NJ 07660

    Eligible institutions may also deliver documents by facsimile transmission. Mellon Investor Services LLC's facsimile number is 1 (201) 296-4293. You should confirm receipt of all facsimile transmissions by calling 1 (201) 296-4860.

SPECIAL PROCEDURE UNDER 'NOTICE OF GUARANTEED DELIVERY' FORM

    If you wish to exercise rights but cannot ensure that Mellon Investor Services LLC, an affiliate of Mellon Bank N.A., will actually receive the executed subscription warrant before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

     Full payment must be received by Mellon Bank, N.A. prior to the expiration date for all shares you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

     A properly executed 'Notice of Guaranteed Delivery' substantially in the form distributed with this prospectus by us with your subscription warrant must be received by Mellon Investor Services LLC (an affiliate of Mellon Bank, N.A.) at or prior to the expiration date.

     The 'Notice of Guaranteed Delivery' must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of National Association of Securities Dealers, Inc.
     (NASD), (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) other eligible guarantor institution qualified under a guarantee program acceptable to Mellon Bank, N.A., c/o Mellon Investor Services LLC. The co-signing institution must guarantee in the Notice of Guaranteed Delivery that the subscription warrant will be delivered to Mellon Bank, N.A., c/o Mellon Investor Services LLC within three New York Stock Exchange trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

     The properly completed subscription warrant(s) with any required signature guarantee must be received by Mellon Investor Services LLC (an affiliate of Mellon Bank N.A.) within three New York Stock Exchange trading days following the date of the related Notice of Guaranteed Delivery.

     If you are a nominee holder of rights, the 'Nominee Holder Certification' must also accompany the Notice of Guaranteed Delivery.

    A Notice of Guaranteed Delivery may be delivered to Mellon Bank, N.A., c/o Mellon Investor Services LLC in the same manner as subscription warrants at the address set forth above under 'The Rights Offering -- The Subscription Agent' or may be delivered by telegram or facsimile transmission (facsimile no. 1 (201) 296-4293). To confirm facsimile transmissions, please call 1 (201) 296-4860.

    Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Mellon Bank, N.A., c/o Mellon Investor Services LLC, whose telephone number is 1 (888) 232-7873 (toll free).

INCOMPLETE FORMS; INSUFFICIENT PAYMENT

    If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised the basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised the oversubscription privilege to the extent of the remaining funds. We will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.

PROHIBITION ON FRACTIONAL SHARES

    Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and refunding without interest any payment received for a fractional share as soon as practicable.

INSTRUCTIONS TO NOMINEE HOLDERS

    If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of the stock, we are requesting you to contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

    To the extent so instructed, nominee holders should complete appropriate subscription warrants on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of 'Nominee Holder Certification,' and submit them on a timely basis to Mellon Bank, N.A., c/o Mellon Investor Services LLC with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION WARRANT FORMS AND PAYMENTS

    Each holder of rights bears all risk of the method of delivery to Mellon Investor Services LLC (an affiliate of Mellon Bank N.A.) of subscription warrants and payments of the subscription price.

    If subscription warrants and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Mellon Bank, N.A., c/o Mellon Investor Services LLC and clearance of payment prior to the expiration time.

    Because uncertified personal checks may take at least seven business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

PROCEDURES FOR DTC PARTICIPANTS

    We expect that your exercise of your basic subscription privilege (but not your oversubscription privilege) may be made through the facilities of The Depository Trust Company (commonly known as DTC). If your rights are exercised as part of the basic subscription privilege through DTC, we refer to them as 'DTC Exercised Rights.' If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to Mellon Bank, N.A., c/o Mellon Investor Services LLC, at or prior to the time the rights expire, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call Mellon Investor Services LLC at 1 (888) 232-7873 (toll free) to obtain copies of the DTC oversubscription exercise form and the nominee holder certification.

TRANSFERABILITY OF RIGHTS

    Permitted Transfers. In general, the rights are not transferable and may be exercised only by the persons to whom they are issued (each, a 'holder'). Rights may, however, be transferred by the holder to the following persons (the 'permitted transferees'):

     To the holder's immediate relatives, i.e., spouse, children and parents;

     To entities wholly owned or controlled by the holder;

     If the holder is a corporation or partnership owned or controlled by one person or entity, to the person or entity that owns or controls the holder;

     If the holder is a trust, to the settlors, grantors, trustees or beneficiaries of the trust or immediate relatives or entities wholly owned or controlled by such settlors, grantors, trustees or beneficiaries; and

     By operation of law in the event of death or dissolution of the holder.

    In any transfer, we will rely on your certification that the transferee is a permitted transferee. We may, at our option, request proper showing of your relationship to the transferee, and, if we are not satisfied, we have the option of not acknowledging or giving effect to or, if necessary, revoking the purported transfer.

    Method of Transfer. You may transfer rights in whole by endorsing the subscription warrant for the transfer. Please follow the instructions for transfer included in the information sent to you with your subscription warrant. You may not transfer less than a whole right. If you transfer only a portion of the rights (but not fractional rights), you should deliver your properly endorsed subscription warrant to Mellon Bank, N.A., c/o Mellon Investor Services LLC. With your subscription warrant, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new subscription warrant to the transferee for such transferred rights). If there is sufficient time before the expiration of the right offering, Mellon Investor Services LLC (an affiliate of Mellon Bank N.A.) will send you a new subscription warrant evidencing the balance of the rights issued to you but not transferred.

    You should also allow two to seven business days for your transferee to exercise the rights evidenced by the new subscription warrant. The amount of time needed by your transferee to exercise its rights depends upon the method by which the transferee delivers the subscription warrant and the method of payment made by the transferee. Neither we nor Mellon Bank, N.A. (or its affiliate Mellon Investor Services LLC) will be liable to the transferor or transferee of rights if the subscription warrant or other required documents are not received in time for exercise prior to the expiration date.

    You will receive a new subscription warrant upon a partial exercise only if Mellon Investor Services LLC (an affiliate of Mellon Bank N.A.) receives your properly endorsed subscription warrants no later than 5:00 p.m., New York City time, five business days before the expiration date. Mellon Bank, N.A. (through its affiliate Mellon Investor Services LLC) will not issue a new subscription warrant if your subscription warrant is received after the expiration date. If your instructions and the subscription warrants are not received by Mellon Investor Services LLC (an affiliate of Mellon Bank N.A.) by the expiration date, you will lose your power to exercise your remaining rights.

    Unless you make other arrangements with Mellon Bank, N.A. (acting through its affiliate Mellon Investor Services LLC), a new subscription warrant issued to you after 5:00 p.m., New York City time, five business days before the expiration date will be held for pick-up by you at Mellon Investor Services LLC's hand delivery address provided herein. You bear the responsibility for all newly-issued subscription warrants; if you request a reissuance of a subscription warrant, the delivery of that document will be at your risk.

    Signature Guarantee. If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription warrant from a broker, bank or other institution eligible to guarantee signatures in order to transfer the subscription warrant in whole or to transfer a portion of your rights.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

    We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any right because of any defect or irregularity.

    Subscription warrants will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor Mellon Bank, N.A. (or its affiliate Mellon Investor Services LLC) have any duty to give notification of any defect or irregularity in connection with the submission of subscription warrants or any other required document. They will not incur any liability for failure to give such notification.

    We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

ISSUANCE OF STOCK CERTIFICATES

    Stock certificates for shares purchased in the rights offering will be issued as soon as practicable after the expiration date. Mellon Bank, N.A. (through its affiliate Mellon Investor Services LLC) will deliver subscription payments to us only after consummation of the rights offering and the issuance of stock certificates to those exercising rights. Unless otherwise instructed in your subscription warrant form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

QUESTIONS AND ASSISTANCE CONCERNING THE RIGHTS

    You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

       Mellon Bank, N.A.
       c/o Mellon Investor Services LLC
       44 Wall Street
       7th Floor
       New York, NY 10005
       Telephone: 1 (888) 232-7873 (toll free)

                                USE OF PROCEEDS

    We estimate that the proceeds of this offering will be $10,000,000. We will use these proceeds to pay costs related to the idling of our synthetic soda ash production capacity at our Amherstburg, Ontario facility and for general corporate purposes. We estimate that the cash portion of the charges related to the idling of our Amherstburg soda ash capacity will be approximately $16.3 million, the majority of which we intend to pay within twelve months of the idling. We will fund these cash charges through the proceeds of this offering, cash on hand, cash from operations and borrowings under our bank credit agreement.

                      DETERMINATION OF SUBSCRIPTION PRICE


    The subscription price of the rights was determined by our Board of Directors without any independent valuation or appraisal of the value of our common stock. The subscription price is not necessarily related to the assets, book value or net worth of our company or any other established criteria of value and may not be indicative of the fair value of the securities offered. In determining the subscription price, the Board of Directors considered, among other things, the historic and current market price of our common stock on the New York Stock Exchange (approximately $0.78 per share at April 16, 2001), our earnings and prospects and the general conditions of the securities markets.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


    Our common stock is listed on the New York Stock Exchange under the symbol 'GCG'. As of April 16, 2001, there were 147 registered holders of the common stock, and the closing price per share of our common stock as listed on the NYSE composite tape was approximately $0.78. The following table sets forth the high and low sales prices of the common stock as reported on the NYSE composite tape, together with the amount of cash dividends declared per share for each quarterly period within our last two fiscal years.


    It is our current policy not to pay cash dividends on our common stock. Our dividend policy is, however, subject to change. Dividend decisions will be based on, among other factors, our operating results and financial requirements, as well as the restrictions imposed by our indebtedness. The payment and level of cash dividends, if any, to holders of our common stock and Class B common stock is subject to the discretion of our Board of Directors.


                                                              HIGH     LOW
                                                              ----     ---
Fiscal Year Ended December 31, 1999
    Second Quarter (since May 1, 1999)(1)...................  $5.38   $3.13
    Third Quarter...........................................  $4.44   $2.63
    Fourth Quarter..........................................  $3.38   $2.06
Fiscal Year Ended December 31, 2000
    First Quarter...........................................  $2.50   $2.00
    Second Quarter..........................................  $2.00   $0.63
    Third Quarter...........................................  $1.50   $0.47
    Fourth Quarter..........................................  $1.00   $0.56
Fiscal Year Ended December 31, 2001
    First Quarter...........................................  $1.13   $0.75
    Second Quarter (through April 16, 2001).................  $0.88   $0.75


---------

(1) On April 30, 1999, we separated our manufacturing and performance products businesses from our soda ash and calcium chloride businesses through a spinoff, which we effected by distributing the stock of GenTek Inc., our wholly-owned subsidiary, on a pro rata basis to our shareholders. GenTek is listed on the NYSE under the ticker symbol 'GK'. GenTek holds the greater proportion of the assets and operations that were held by us prior to the spinoff. As a result, the market price of our common stock prior to May 1, 1999 does not bear any relation to the market price of our common stock after that date. We believe that any comparison of the market price of our common stock prior to and following the spinoff is not meaningful.

THE REVERSE SPLIT

    The NYSE requires that the average trading price of any listed stock over a 30-day period equal or exceed $1.00 per share. Most other exchanges and quotation systems require a stock price of greater than $4.00 or $5.00 per share for an initial listing. Therefore, to maintain our listing on the NYSE or to secure an alternative listing, at our next annual shareholders' meeting, currently scheduled for May 16, 2001 (subject to postponement), we will ask our shareholders to approve a reverse split of our common stock and Class B common stock. More specifically, we will ask our shareholders to approve three different reverse split ratios: (1) a one-for-five reverse split, (2) a one-for-seven and one-half reverse split and (3) a one-for-ten reverse split. If the reverse split is approved, our Board of Directors will be authorized to determine which of the three reverse split ratios we will employ. Although we are seeking shareholder approval of three reverse split ratios, we have asked our shareholders to approve only one reverse split of our common stock and Class B common stock. Therefore, once the Board has determined which reverse split ratio we will employ, the two other ratios will be deemed abandoned by the Board and thereafter may not be effected by us without shareholder approval. Paul M. Montrone, the Chairman of our Board of Directors, and his family trusts beneficially own shares of our common stock and Class B common stock representing 80.4% of the voting power of all of our stock. Mr. Montrone has indicated that he and his family trusts intend to vote in favor of the reverse split. Therefore, we expect that the reverse split will be approved by our shareholders.

    We believe that the reverse split will result in an increase in the trading price of our common stock above the $1.00 per share minimum mandated by the NYSE for continued listing and enable our common stock to continue to trade on the NYSE, although we cannot assure you that this will be the case. Furthermore, while we believe that implementation of a reverse stock split is a satisfactory mechanism to achieve compliance with the NYSE's share price requirements, we cannot assure you that, even if the trading price for our common stock exceeds the $1.00 minimum threshold for the mandated period as a result of the reverse split, the NYSE will deem us to be in compliance with its continued listing requirements and maintain the listing of our common stock.

    Given the purpose of the reverse split, we expect our Board to select the reverse split ratio that will result in the smallest possible decrease in our outstanding capital stock, while still resulting in the increase in the trading price of our common stock to an amount in excess of that required to maintain its listing on the NYSE, or to enable us to list it on an alternative national securities exchange or quotation system. While the reverse split will, upon its effectiveness, increase the price per share of our common stock, it could also negatively impact the aggregate value of our company. We cannot assure you that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse split.

    The following is a description of the impact of each of the three proposed reverse split ratios on our capital structure:

     A one-for-five reverse split of our common stock and Class B common stock would reduce the number of issued shares of common stock and Class B common stock (including any shares issued in this offering) by approximately 80%, with each share of our outstanding common stock and Class B common stock currently issued being reclassified into 0.20 shares of common stock or Class B common stock, as appropriate. The total number of shares held by each shareholder (including any shares purchased in this offering) will be reclassified automatically into the number of shares equal to the number held immediately before the reverse split divided by five, except that our shareholders will receive cash in lieu of fractional shares.

     A one-for-seven and one-half reverse split of our common stock and Class B common stock would reduce the number of issued shares of common stock and Class B common stock (including any shares issued in this offering) by approximately 76.7%, with each share of our outstanding common stock and Class B common stock currently issued being reclassified into 0.13 shares of common stock or Class B common stock, as appropriate. The total number of shares held by each shareholder (including any shares purchased in this offering) will be reclassified automatically into the number of shares equal to the number held immediately before the reverse split divided by seven-and-one-half, except that our shareholders will receive cash in lieu of fractional shares.

     A one-for-ten reverse split of our common stock and Class B common stock would reduce the number of issued shares of common stock and Class B common stock (including any shares issued in this offering) by approximately 90%, with each share of our outstanding common stock and Class B common stock currently issued being reclassified into 0.10 shares of common stock or Class B common stock, as appropriate. The total number of shares held by each shareholder (including any shares purchased in this offering) will be reclassified automatically into the number of shares equal to the number held immediately before the reverse split divided by ten, except that our shareholders will receive cash in lieu of fractional shares.

                                 CAPITALIZATION

    The following table shows our capitalization as of December 31, 2000, and our capitalization as adjusted for the completion of the rights offering (including the application of the proceeds of the offering), assuming proceeds of $10 million (before transaction costs).

                                                        AS OF DECEMBER 31, 2000
                                                        ------------------------
                                                         ACTUAL     AS ADJUSTED
                                                         ------     -----------
                                                             (IN THOUSANDS)
Cash and cash equivalents.............................  $ 20,815      $ 30,815
                                                        --------      --------
                                                        --------      --------
Long-term debt including current portion:
  Bank borrowings:
    Revolving credit facility.........................    49,314        49,314
    Notes.............................................   100,000       100,000
                                                        --------      --------
        Total debt....................................   149,314       149,314
Shareholders' deficit.................................   (96,557)      (86,557)
                                                        --------      --------
        Total capitalization..........................  $ 52,757      $ 62,757
                                                        --------      --------
                                                        --------      --------

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of material United States income tax consequences of the offering to the holders of the common stock upon the distribution of rights and to the holders of the rights upon their exercise.

    This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

    This summary is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights as 'capital assets' within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

    Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

    Distribution of Rights. Holders of our common stock will not recognize taxable income for federal income tax purposes upon distribution of the rights.

    Shareholder Basis and Holding period of the Rights. Except as provided in the following sentence, the basis of the rights received by a shareholder as a distribution with respect to such shareholder's common stock will be zero. If, however, either (1) the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received or (2) the shareholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise or transfer of the rights, the shareholder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance.

    The holding period of a shareholder with respect to the rights received as a distribution on such shareholder's common stock will include the shareholder's holding period for the common stock with respect to which the rights were distributed.

    In the case of a purchaser of rights, the tax basis of such rights will be equal to the purchase price paid, and the holding period for such rights will commence on the day following the date of the purchase. For information on the persons to whom the rights can be transferred, as well as information on how the rights can be transferred, see 'The Rights Offering -- Transferability of Rights.'

    Transfer of the Rights. A holder who transfers rights generally will recognize gain equal to the excess of the sale proceeds over the tax basis, if any, of such rights. However, losses on the transfer generally may not be recognized. The holder's gain on the sale of rights will be long-term capital gain if the holding period for the rights is more than one year.

    Lapse of the Rights. Holders who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own. Purchasers of the rights will recognize a loss equal to the tax basis of their rights, if such rights expire unexercised. Any loss recognized on the expiration of the rights acquired by a purchaser will be a capital loss.

    Exercise of the Rights; Basis and Holding period of the Common Stock. Holders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

    Sale of Shares. The sale of shares will result in the recognition of gain or loss to the shareholder in an amount equal to the difference between the amount realized and the shareholder's basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period for the shares is more than one year.

                              PLAN OF DISTRIBUTION

    We are offering shares of our common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

    We will pay the fees and expenses of Mellon Bank, N.A. (acting through Mellon Investor Services LLC), as subscription agent, and have agreed to indemnify the subscription agent from any liability it may incur in connection with this offering.

    On or about April 16, 2001, we will distribute the rights and copies of this prospectus to the holders of record of our common stock as of the record date. If you wish to exercise your rights and subscribe for new shares of common stock, you should follow the procedures described under 'The Rights Offering -- Procedure to Exercise Rights.' The rights generally are non-transferable; please see 'The Rights Offering -- Restrictions on Transferability of Rights.'

    Shares of our common stock sold in this offering will, like our currently outstanding shares of common stock, be listed on the New York Stock Exchange under the symbol 'GCG'. However, please see 'Risk Factors' for a discussion of our status with the NYSE.

                                 LEGAL MATTERS

    The validity of the issuance of the securities offered in this offering will be passed upon for us by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

    The Consolidated Financial Statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the rights and the shares of our common stock to be issued upon the exercise of the rights. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    We file annual, quarterly and special reports with the SEC. The SEC allows us to 'incorporate by reference' in this prospectus important information contained in certain of these reports. You can obtain copies of our filings with the SEC from commercial document retrieval services and at the SEC's website at http://www.sec.gov. You may also read and copy any document we have filed at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference rooms and copy charges.

    We incorporate by reference in this prospectus the following documents:

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 28, 2001;

     The proxy statement for our 2001 annual shareholders meeting, filed with the SEC on April 11, 2001;

     The Registration Statement on Form S-4 of General Chemical Industrial Products Inc., our wholly-owned subsidiary (file no. 333-81469), initially filed with the SEC on June 24, 1999 and last amended on September 28, 1999; and

     The description of our common stock contained in our Registration Statement on Form S-1 (file no. 33-83766), filed with the SEC on March 15, 1996.

    We also incorporate by reference all documents filed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

    We will provide you promptly without charge, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed as follows:

                          The General Chemical Group Inc.
                                  Liberty Lane
                          Hampton, New Hampshire 03842
                          Telephone: 1 (603) 929-2606
                         Attention: Corporate Secretary

    You should request any such information at least five business days in advance of the date on which you expect to make your decision with respect to this offer. In any event, you must request such information on or prior to May 4, 2001.

                              RIGHTS TO SUBSCRIBE
                                       TO
                               16,129,033 SHARES


                            [GENERAL CHEMICAL LOGO]


                                  COMMON STOCK


                              --------------------
                                   PROSPECTUS
                              --------------------



                                 APRIL 17, 2001


    You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized anyone else to provide you with information different from the information contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Also, you should not assume that there has been no change in the affairs of The General Chemical Group Inc. since the date of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC Registration Fee........................................  $  2,500
Subscription Agent Fee......................................    40,000
Printing and Engraving Costs................................   125,000
Legal Fees and Expenses.....................................   200,000
Accounting Fees and Expenses................................    50,000
Miscellaneous...............................................    25,000
                                                              --------
    Total...................................................  $442,500
                                                              --------
                                                              --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The General Chemical Group Inc. ('GCG') is incorporated under the laws of the State of Delaware. Section 145 of the Delaware Corporation Law, as amended, and Article VIII of GCG Amended and Restated Certificate of Incorporation provides for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of GCG for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by GCG on behalf of officers, directors, employees and agents of GCG and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of Section 145 and the text of Article VIII of GCG's Amended and Restated Certificate of Incorporation.

    Section 145 of the Delaware Corporation Law, as amended, provides as follows:

       (a) '145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if this person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h) For purposes of this section, references to `the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to `other enterprises' shall include employee benefit plans; references to `fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to `serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner `not opposed to the best interests of the corporation' as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorney's fees).'

    Article VIII of the Amended and Restated Certificate of Incorporation of GCG as follows:

        'Article VIII LIMITATION OF LIABILITY. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
    (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporation action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.'

    As permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended, GCG has purchased and maintains insurance providing for reimbursement to elected directors and officers of GCG and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) List of Exhibits

EXHIBIT
  NO.                           DESCRIPTION
-------                         -----------
   *4.1 -- Form of Subscription Warrant to Subscribe for Shares of
           The General Chemical Group Inc. Common Stock.
   *5.1 -- Opinion of Debevoise & Plimpton.
   23.1 -- Consent of Deloitte & Touche LLP.
   23.2 -- Consent of Debevoise & Plimpton. Included in Exhibit 5.1
           hereto.
  *24.1 -- Powers of Attorney.
  *99.1 -- Form of Subscription Agent Agreement between The General
           Chemical Group Inc. and Mellon Bank, N.A.
  *99.2 -- Form of Information Agent Agreement between The General
           Chemical Group Inc. and Mellon Investor Services LLC.
  *99.3 -- Form of Instructions as to Use of Subscription Warrant.
  *99.4 -- Form of Notice of Guaranteed Delivery.
  *99.5 -- Form of Letter to Stockholders of Record.
  *99.6 -- Form of Letter from Brokers or Other Nominees to
           Beneficial Owners of Common Stock.
  *99.7 -- Form of Instructions by Beneficial Owners to Brokers or
           Other Nominees.
  *99.8 -- Form of Letter to Dealers and Other Nominees.

---------
* Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (b) to supplement the prospectus and, after the expiration of the subscription period, to set forth the results of the subscription offer;

        (c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

        (d) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (e) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

        (f) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (g) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, The General Chemical Group Inc. has caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of April, 2001.


                                          THE GENERAL CHEMICAL GROUP INC.

                                          By:    /s/ ROBERT J. GAGALIS
                                             ...................................
                                                 NAME: ROBERT J. GAGALIS
                                                 TITLE: VICE-PRESIDENT AND CHIEF
                                                        FINANCIAL OFFICER

    Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                             TITLE                              DATE
                ---------                             -----                              ----
Principal executive officer:

                    *                       President, Chief Executive              April 17, 2001
 .........................................    Officer and Director
            JOHN M. KEHOE, JR.

Principal financial and accounting officer:

          /s/ ROBERT J. GAGALIS             Vice President and Chief                April 17, 2001
 .........................................    Financial Officer
            ROBERT J. GAGALIS

Directors:

                    *                       Chairman and Director                   April 17, 2001
 .........................................
             PAUL M. MONTRONE

                    *                       Director                                April 17, 2001
 .........................................
             PAUL M. MEISTER

                    *                       Director                                April 17, 2001
 .........................................
            PHILIP E. BEEKMAN

                    *                       Director                                April 17, 2001
 .........................................
             GERALD J. LEWIS

                    *                       Director                                April 17, 2001
 .........................................
               JOSEPH VOLPE

      By:     /s/ ROBERT J. GAGALIS
 .........................................
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER
 ------
  *4.1     -- Form of Subscription Warrant to Subscribe for Shares of
              The General Chemical Group Inc. Common Stock
  *5.1     -- Opinion of Debevoise & Plimpton
  23.1     -- Consent of Deloitte & Touche LLP
  23.2     -- Consent of Debevoise & Plimpton. Included in Exhibit 5.1
              hereto
 *24.1     -- Powers of Attorney
 *99.1     -- Form of Subscription Agent Agreement between The General
              Chemical Group Inc. and Mellon Bank, N.A.
 *99.2     -- Form of Information Agent Agreement between The General
              Chemical Group Inc. and Mellon Investor Services LLC
 *99.3     -- Form of Instructions as to Use of Subscription Warrant
 *99.4     -- Form of Notice of Guaranteed Delivery
 *99.5     -- Form of Letter to Stockholders of Record
 *99.6     -- Form of Letter from Brokers or Other Nominees to
              Beneficial Owners of Common Stock
 *99.7     -- Form of Instructions by Beneficial Owners to Brokers or
              Other Nominees
 *99.8     -- Form of Letter to Dealers and Other Nominees

---------
* Previously filed.